Exhibit 99.1

LKQ Corporation Acquires Euro Car Parts, UK’s Leading Automotive Aftermarket Parts Distributor

Chicago, IL-(October 3, 2011) – LKQ Corporation (NASDAQ: LKQX) today announced that effective October 1, 2011 it has acquired Euro Car Parts, the largest distributor of automotive aftermarket parts in the United Kingdom.

Established in 1978, Euro Car Parts has over 3,500 employees serving more than 120,000 commercial customers from 89 locations throughout the UK, offering a broad product line of 114,000 SKUs.

“The acquisition of Euro Car Parts represents an important strategic step for LKQ. It has always been our goal to acquire the best companies in their respective markets. Euro Car Parts represents that type of company in the UK with its impressive track record of growth, excellent distribution network and strong management team. Euro Car Parts provides an ideal entry point to Europe for LKQ. With this acquisition, we will work with Euro Car Parts customers and suppliers to expand the use of alternative automotive parts in the UK,” stated Robert Wagman, President & Co-CEO of LKQ Corporation.

Sukhpal Singh Ahluwalia, Chairman and Managing Director of Euro Car Parts, commented, “Euro Car Parts is proud to be part of LKQ and we are excited to continue our successful growth with the LKQ team. Under my continuing leadership, this new partnership with LKQ will help the experienced Euro Car Parts management team to continue our rapid expansion in the UK market, in existing products and markets sectors, and to explore additional opportunities throughout Europe.”

The initial purchase price was £225 million ($347 million). In addition, the purchase agreement provides that the purchase price could increase by up to £55 million ($85 million) if Euro Car Parts meets certain growth targets in 2012 and 2013. The payments related to the growth targets would be payable in 2013 and 2014.

The Company indicated that the acquisition is expected to generate Q4 2011 revenue of approximately $120 - $125 million and to be accretive to diluted earnings per share by $0.15 - $0.18 in 2012. The Company noted that this estimate is contingent upon a number of factors including, without limitation, exchange rates, final accounting adjustments for the acquisition and interest rates. The estimate excludes any gains or losses associated with restructuring expenses, transaction costs incurred in conjunction with the acquisition, and adjustments related to the contingent purchase price.

LKQ also announced that the Company amended and restated its credit facility, increasing the facility by $400 million, to $1.4 billion. The new facility allows the Company to draw an additional $200 million term loan prior to March 31, 2012 and increases the size of the revolving credit loan capacity by $200 million, to $950 million. The pricing and financial covenants of the March 25, 2011 credit facility remain substantially unchanged. The acquisition of Euro Car Parts was primarily financed by drawing on the amended credit facility.

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About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket and recycled collision replacement parts and refurbished collision replacement products such as wheels, bumper covers and lights, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 430 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Investor Conference Call & Investor Presentation

LKQ will host a conference call and a webcast of an investor presentation on October 4, 2011 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) with members of senior management to discuss the acquisition of Euro Car Parts.

To access the investor conference call, please dial (877) 407-0315. International access to the call may be obtained by dialing (201) 689-8501.

To access the investor presentation please click on the following URL link 15 minutes prior to the call:

http://event.on24.com/r.htm?e=361606&s=1&k=7DDD25D4E12EB6724CFA928214B82C86

The conference call and the investor presentation can be accessed via the Company website, www.lkqcorp.com. The investor presentation will be available there approximately 15 minutes prior to the call.

A replay of the conference call will be available by telephone at (877) 660-6853 or (201) 612-7415 for international calls. The telephone replay will require you to enter account: 286 #, conference ID: 379890 #. An online replay of the investor presentation webcast will be available on the Company’s website. Both formats of replay will be available through November 4, 2011. Please allow approximately two hours after the live presentation before attempting to access the replay.

Forward Looking Statements

Certain statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ending December 31, 2010, and are described in other periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date, on which it was made, except as required by law.

Contact:

Joseph P. Boutross

LKQ Corporation

Director, Investor Relations

(312) 621-2793

jpboutross@lkqcorp.com